EXHIBIT 10.13

                              GAS SALES AGREEMENT


     This Gas Sales Agreement ("Agreement"), made and entered into as of the 13th day of July, 1995, by and between SONAT MARKETING COMPANY, a Delaware corporation ("Seller") and MISSISSIPPI CHEMICAL CORPORATION, a Mississippi corporation ("Buyer").

                                  WITNESSETH:

     WHEREAS, Seller desires to sell and deliver to Buyer, and Buyer desires to purchase and receive from Seller, natural gas in the quantities and on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, Seller and Buyer agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1  The term "gas" shall mean natural gas consisting primarily of methane.

     1.2 The term "day" shall mean a period commencing at 7:00 a.m. Central time and extending until 7:00 a.m. Central time on the following day or any other twenty-four (24) hour period mutually agreeable to the parties. The date of a day shall be that of its beginning.

     1.3 The term "business day" shall mean a day commencing on Monday through Friday of any week of the year, excluding holidays recognized by Seller's transporter.

     1.4 The term "month" shall mean a period of time commencing on the first day of a calendar month and ending on the first day of the next calendar month.

     1.5 The term "year" shall mean a period of time commencing on the first day of a calendar year and ending on the first day of the next calendar year.

     1.6 The term "Btu" shall mean a British thermal unit measured at an absolute pressure of 14.73 psi at 60.F on a dry basis.

     1.7 The term "MMBtu" shall mean one million (1,000,000) British thermal units.

     1.8 The term "Index Price" shall mean, for each month during the term hereof, the price of gas as reported in the first issue for such month of the periodical, Inside F.E.R.C.'s Gas Market Report, under the heading "Prices of Spot Gas Delivered to Pipelines-Southern Natural Gas Company/Louisiana." In the event Inside F.E.R.C.'s Gas Market Report should cease publication, the parties shall negotiate in good faith to define a substitute index. If no agreement on a substitute index is reached within ten (10) days after negotiations to determine a substitute index have commenced, then either party may, by written notice ("Arbitration Notice") to the other party require that the matter of the selection of a substitute index be submitted to arbitration. If the parties are unable to agree upon a single arbitrator within ten (10) days after the date of the Arbitration Notice, they shall jointly apply to the American Arbitration Association for the purpose of appointing an independent arbitrator. The independent arbitrator shall identify a substitute index which shall regularly quote the spot market price of gas delivered into the facilities of Southern Natural Gas Company in Louisiana. The decision of the arbitrator regarding the substitute index shall be final and binding on the parties.

                                   ARTICLE II
                                    QUANTITY

     2.1 Commencing on January 1, 1996, and continuing through the entire term hereof, Seller agrees to sell and deliver to Buyer on each day the quantity of gas requested by Buyer up to fifty-five thousand (55,000) MMBtu's per day, and Buyer agrees to purchase and receive from Seller on each day a minimum of twenty-five thousand (25,000) MMBtu's per day.

     2.2 At least ten (10) business days prior to the first day of each month, Buyer shall advise Seller of the daily quantity of gas that Buyer requests during such month ("Buyer's Nomination"). Buyer shall use reasonable efforts to take quantities of gas hereunder at, as nearly as practicable, a uniform rate of flow.

     2.3 Seller shall immediately notify Buyer of any notice received from its transporter that indicates the existence of any imbalance or other circumstances which may give rise to a penalty in connection with gas deliveries hereunder. The parties agree to cooperate in taking such action as may be necessary to ensure that penalties are avoided or minimized as much as possible. If, on any day, Buyer shall take a quantity of gas which exceeds the greater of (i) one hundred ten percent (110%) of Buyer's Nomination or (ii) the sum of (x) Buyer's Nomination and (y) four thousand (4,000) MMBtu's (such excess shall be hereinafter referred to as "Excess Gas"), Buyer shall be liable for and shall remit payment to Seller in accordance with Article X (Billing and Payment) of this Agreement for any scheduling imbalance or other transportation-related penalties, cash-out cost fees, forfeitures or charges imposed upon Seller by Seller's transporter which are directly attributable to Buyer's taking Excess Gas; provided, however, except with respect to periods when "limitation notices" applicable to firm shippers have been issued pursuant to the prevailing F.E.R.C. Gas Tariff of Southern Natural Gas Company, Buyer shall in no event be liable to Seller for penalties or other charges in excess of Ten Cents (10 cents) per MMBtu of Excess Gas. During periods when limitation notices applicable to firm shippers have been issued pursuant to the prevailing F.E.R.C. Gas Tariff of Southern Natural Gas Company, Buyer shall reimburse Seller for any penalties imposed upon Seller by Southern Natural Gas Company as a direct result of Buyer's either taking deliveries of gas or failing to take deliveries of gas in violation of such limitation notice, provided that Seller shall have promptly notified Buyer of the issuance of such limitation notice and provided further that Seller was unable to avoid such penalties through its then-prevailing pooling arrangements. In no case, shall Buyer's responsibility for penalties during periods when limitation notices have been issued exceed those that Buyer would have been liable for if Buyer had contracted with Southern Natural Gas Company for fifty-five thousand (55,000) MMBtu's per day of firm transportation.

                                  ARTICLE III
                               POINT OF DELIVERY

     3.1 The "Primary Delivery Point" for the sale and purchase of gas under this Agreement shall be at the existing interconnection between the pipeline facilities of Southern Natural Gas Company and Buyer's Yazoo City, Mississippi, plant ("Buyer's Plant").

     3.2 Title to gas delivered hereunder shall pass from Seller to Buyer at the point of delivery. As between Buyer and Seller, Seller shall be deemed to be in exclusive control and possession of gas until such gas has been delivered to Buyer at the point of delivery and Seller shall be responsible for any losses, damages, injuries, claims and liabilities arising out of the gas. Buyer shall be deemed to be in exclusive control and possession of gas after it has been delivered to Buyer at the point of delivery and Buyer shall be responsible for any losses, damages, injuries, claims and liabilities arising out of the gas.

     3.3 The parties recognize that, from time to time, it may be advantageous to Seller if deliveries of gas to Buyer hereunder are made at the interconnection between the pipeline facilities of Koch Gateway Pipeline Company ("Koch") and the pipeline facilities of Shell Western E&P Inc., which connect the Rankin County, Mississippi, gas processing plant of Shell Western E&P Inc. and Buyer's Plant (the "Alternate Delivery Point"). Buyer is willing to accept deliveries at the Alternate Delivery Point unless Buyer determines, in its sole discretion, that the delivery and receipt of gas at the Alternate Delivery Point would be detrimental to Buyer or to the operations of any third party whose operations may be directly affected by the delivery and receipt of gas hereunder at the Alternate Delivery Point. During periods when Seller is delivering to Buyer at the Alternate Delivery Point, the terms of this Agreement shall continue in full force and effect except the point of delivery shall be the Alternate Delivery Point and the price determined in accordance with Article IV hereof shall be reduced by Buyer's cost of transporting gas from the Alternate Delivery Point to Buyer's Plant.

                                   ARTICLE IV
                                     PRICE

     The price payable by Buyer to Seller for each MMBtu of gas sold hereunder during each month shall be the sum of (i) the Index Price per MMBtu for such month, (ii) (confidential treatment has been requested) per MMBtu, and (iii) a fuel charge per MMBtu which shall be determined by multiplying (x) the then-applicable percentage (currently 1.5%) of fuel retention for forward-haul, firm transportation service from the most proximate source of gas available to Seller (Production Zone or Zone 1) for delivery hereunder to the point of delivery as set forth in the prevailing F.E.R.C. Gas Tariff of Southern Natural Gas Company times (y) the Index Price for such month.

                                   ARTICLE V
                                    QUALITY

     The quality of the gas shall be the quality prevailing from time to time at the point of delivery. Buyer and Seller expressly recognize that gas which conforms to the quality specifications of the F.E.R.C. Gas Tariff of Southern Natural Gas Company (Koch, if deliveries are made at the Alternate Delivery Point) may be unsuitable for use in Buyer's Plant. Therefore, Buyer shall have the right to refuse to accept delivery of any gas tendered for delivery hereunder, the quality of which Buyer reasonably determines would be detrimental to the operation of Buyer's Plant.

                                   ARTICLE VI
                                    PRESSURE

     All gas delivered for sale hereunder shall be delivered to Buyer at the pressure prevailing from time to time at the point of delivery.

                                  ARTICLE VII
                                GAS MEASUREMENT

     The measurement of gas delivered hereunder shall be in accordance with the prevailing F.E.R.C. Gas Tariff of Southern Natural Gas Company (Koch, if deliveries are made at the Alternate Delivery Point).

                                  ARTICLE VIII
                                      TERM

     This Agreement shall become effective on the date hereinabove first written and shall remain in full force and effect for a primary term which ends on January 1, 2000. This Agreement shall be automatically extended for renewal terms of one (1) year each until canceled by either party by written notice to the other party given not later than six (6) months prior to the end of the primary term or any renewal term hereof.

                                   ARTICLE IX
                                   LIABILITY

     9.1 As between the parties hereto, Buyer and Seller shall be responsible for the installation, operation and maintenance of their respective facilities, and each party agrees to indemnify and hold harmless the other party from and against any and all claims, demands, actions, suits, costs damages, expenses, compensation, or liabilities of every kind or character, either direct or consequential, at law or in equity, for or on account of damage or destruction of property or injury or death of persons, resulting from or arising out of, or in connection with the installation, operation, or maintenance of said facilities and equipment.

     9.2 Notwithstanding anything to the contrary contained herein, in no event shall either party be liable or otherwise responsible to the other party for any consequential, incidental or punitive damages, or for lost profits, arising out of or relating to any action in contract or in tort, at law or in equity, based upon transactions pursuant to this Agreement, or the performance or breach thereof, or associated activities of either party.

                                   ARTICLE X
                              BILLING AND PAYMENT

     10.1 On or before the tenth (10th) day of each calendar month or within ten (10) days after the date of a billing statement from Seller (or its designee), whichever is the later, Buyer shall make payment of the amount due for all gas delivered during the preceding calendar month, as well as any payment pursuant to Article 2.2 hereof by electronic funds transfer to Seller's Account Number 69756619 at AmSouth Bank N.A., Birmingham, Alabama, ABA Routing Number 0620-0001-9. The billing statement shall be based on Buyer's Nominations, which shall be subject to adjustments by Seller on subsequent billing statements, if necessary.

     10.2 Should Buyer fail to pay an amount when due, interest thereon shall accrue at an annual rate of interest equal to the lesser of (i) two percent (2%) above the prime interest rate set by the Chase Manhattan Bank (NA), or (ii) the maximum rate allowed by the applicable law, from the date when due until paid. The provisions herein for accrual of interest, however, shall not apply if such party's failure to pay is the result of a bona fide dispute, provided that such party has, within the period provided for payment, notified the other party of the existence of and basis for such dispute and has paid all amounts under this Agreement not in dispute. Should it be necessary for Seller to bring legal action to enforce its right to payment, Buyer shall pay all expenses and costs thereof including court costs and attorneys' fees.

     10.3 Each party shall have the right at reasonable hours to examine the charts, if any, measurement data, books and records of the other party to the extent necessary to verify the accuracy of any statements, charge or computation hereunder. If such examination reveals an error or inaccuracy, the necessary adjustment shall be promptly made; provided, however that all such statements, charges and computations shall be deemed correct unless objected to within two (2) years after the date of such statements, charges, and computations.

     10.4 Notwithstanding anything to the contrary contained herein, the parties to this Agreement recognize that there may be mutual obligations between the parties arising from this Agreement and from independent agreements that the parties may enter into from time to time. In addition to the rights of recoupment and setoff (offset) existing at law and equity, the parties hereto expressly agree and provide that the rights of recoupment and setoff (offset) are, by the terms of this Agreement, available to each party hereto.

                                   ARTICLE XI
                            FINANCIAL RESPONSIBILITY

     Should either party reasonably and in good faith determine that the creditworthiness or financial responsibility of the other party has become unsatisfactory, such party shall be entitled to require satisfactory security before further deliveries or receipts are made. In the event either party shall
(i) make an assignment or any general arrangement for the benefit of creditors;
(ii) default in the payment or performance of any obligation to the other party under this Agreement; (iii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iv) otherwise become bankrupt or insolvent (however evidenced); (v) be unable to pay its debts as they fall due; or (vi) fail to give adequate security for or assurance of its ability to perform its further obligations under this Agreement within seventy-two (72) hours of a reasonable request by the other party, then the other party shall, upon written notice, have the right to withhold or suspend deliveries or receipts or terminate this Agreement effective three (3) days from the date of such notice, or the beginning of the next month, whichever is earlier, in addition to any and all other remedies available hereunder or pursuant to law.

                                  ARTICLE XII
                     WARRANTY OF TITLE AND INDEMNIFICATION

     Seller warrants the title to all gas delivered hereunder. Seller further represents and warrants that it will pay and satisfy, or make provision for the payment and satisfaction of, any and all claims of every nature whatsoever in, to or in respect of gas delivered hereunder; and Seller hereby agrees to defend at its cost, and when notified by Buyer to indemnify Buyer against, all suits, judgments, claims, demands, causes of action, costs, losses and expenses arising out of or in any way connected with any claims to the gas delivered hereunder.

                                  ARTICLE XIII
                                 FORCE MAJEURE

     In the event of either party hereto being rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, it is agreed that the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuation of any inability so caused but for no longer period; and such cause shall as far as possible be remedied with all reasonable dispatch; provided, however, that no party hereto shall be required against its will to adjust any labor dispute.

     The term "force majeure" shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of governments and people, orders or requirements of any government, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, the necessity for maintenance of or making repairs or alterations to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, scheduled shutdowns of Buyer's Plant for maintenance or repairs not exceeding twenty-one (21) days in any year, and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome; such terms shall likewise include the inability of either party to acquire, or delays on the part of such party in acquiring at reasonable cost and by the exercise of reasonable diligence, servitudes, rights-of-way grants, permits, permissions, licenses, materials or supplies which are required to enable such party to fulfill its obligations hereunder.

                                  ARTICLE XIV
                                     TAXES

     In addition to the price payable under Article III of this Agreement, Buyer agrees to reimburse Seller for any sales, use, utility, city license or similar tax imposed by any taxing authority upon the sale or use by Buyer of the gas sold pursuant to this Agreement. In the event that Buyer is exempt from the payment of any such tax, Buyer shall, upon Seller's request, provide evidence of such exemption in a form satisfactory to Seller. Absent such documentation, Buyer shall be responsible for such tax as set forth herein.

     Seller shall pay or cause to be paid any royalty payments, severance or other taxes due or levied on the production or transportation of the gas prior to the point of delivery and shall indemnify and hold Buyer harmless from any liability or obligation for the payment of same.

                                   ARTICLE XV
                                 MISCELLANEOUS

     15.1 This Agreement shall be subject to all present and future applicable laws, rules, orders and regulations of any federal, state, or local governmental authority having jurisdiction over the parties, their facilities, or the transactions contemplated.

     15.2 No waiver by either party of any default of the other party under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature.

     15.3 The headings throughout this Agreement are inserted for reference purposes only and shall not be construed or considered in interpreting the terms and provisions of any article.

     15.4 This Agreement shall be interpreted and construed in accordance with the laws of the state of Alabama.

     15.5 Any notice, request, demand or statement provided for in this Agreement shall be in writing and deemed given when delivered by hand or deposited in the U.S. mail, postage prepaid, directed to the following post office addresses:

               BUYER:    Mississippi Chemical Corporation
                         Attn.:  Corporate Secretary
                         P.O. Box 388
                         Yazoo City, MS  39194

               SELLER:   Notices:
                         Sonat Marketing Company
                         Attn.:  Ranny Kittinger
                         P.O. Box 2563
                         Birmingham, AL  35202

                         Billing:
                         Sonat Marketing Company
                         Attn.: Allen Carter
                         P.O. Box 2563
                         Birmingham, AL  35202

or at such other address as either party may, from time to time, designate; provided, however, any dispatching notice of the quantities of gas to be delivered and purchased hereunder shall be given by telephone.

     15.6 The terms and conditions of this Agreement shall remain confidential and neither party shall disclose such terms and conditions to any third party absent the express written permission of the other party except where necessary to comply with regulatory reporting requirements.

     15.7 This Agreement shall not be construed to create any third-party beneficiary relationship in favor of anyone not a party to this Agreement. In addition, the parties waive and disclaim any third-party beneficiary status as to any of the contracts of the other party.

     15.8 This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective representatives, successors, and assigns; provided, however, that this Agreement may not be assigned in whole or in part, by either party without the prior written consent of the other party, which shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals as of the date hereinabove first written.

                                   BUYER:

ATTEST:                            MISSISSIPPI CHEMICAL CORPORATION

By:  /s/ Rosalyn B. Glascoe        By:  /s/ Charles O. Dunn
     Corporate Secretary                President


                                   SELLER:

ATTEST:                            SONAT MARKETING COMPANY

By:  /s/ Myra W. McAbee            By:  /s/ K. R. Kittinger, Jr.
     Assistant Secretary                Vice President